Exhibit 16.1

April 9, 2018

Securities and Exchange Commission

100 F Street, N.W.

Washington, DC 20549-7561

Dear Sir/Madam:

We have read Item 4.01 of Workhorse Group Inc. (the “Company”) Form 8-K dated April 5, 2018, and are in agreement with the statements relating only to Clark, Schaefer, Hackett & Co. contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

Clark, Schaefer, Hackett & Co.